March 31, 2005
Dear LSB Corporation Stockholders:
      You are cordially invited to attend LSB Corporation’s (the “Company”) Annual Meeting of Stockholders to be held at the Andover Country Club, 60 Canterbury Street, Andover, Massachusetts, on Tuesday, May 3, 2005 at 10:00 a.m.
      Accompanying this letter are the official Notice of Annual Meeting, proxy statement and proxy card. The matters listed in the Notice of Annual Meeting are described in detail in the proxy statement. At this year’s Annual Meeting, we are asking stockholders to elect (a) four Class C Directors, each to a three-year term and (b) ratify the appointment of KPMG LLP as independent registered public accounting firm for the current fiscal year.
      Every stockholder’s vote is important to us. Whether or not you expect to attend the meeting in person, we urge you to submit your proxy as soon as possible. You may submit your proxy by completing the enclosed proxy card and mailing it to the Company in the envelope provided. For stockholders mailing from within the United States, the postage is prepaid. Please complete and submit your proxy even if you plan to attend the meeting in person.
      We look forward to seeing those of you who are able to attend the meeting in person.

Sincerely,

Paul A. Miller
President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
PROPOSAL 1 ELECTION OF A CLASS OF DIRECTORS
INFORMATION REGARDING DIRECTORS
PRINCIPAL OCCUPATION OF NOMINEES AND CONTINUING DIRECTORS
EXECUTIVE OFFICERS
EXECUTIVE COMPENSATION
PERFORMANCE GRAPH
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
PROPOSAL 2 RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
STOCKHOLDER PROPOSALS AT 2006 ANNUAL MEETING
CODE OF PROFESSIONAL CONDUCT
OTHER MATTERS

LSB CORPORATION
30 Massachusetts Avenue
North Andover, Massachusetts 01845
(978) 725-7500
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 3, 2005
Dear Stockholder of LSB Corporation:
      Notice is hereby given that the annual meeting of stockholders (the “Annual Meeting”) of LSB Corporation (the “Company”) will be held at 10:00 a.m. local time on Tuesday, May 3, 2005 at the Andover Country Club, 60 Canterbury Street, Andover, Massachusetts, for the following purposes:

1. To elect four Class C Directors for a three-year term.

2. To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the current fiscal year.

3. To transact such other business as may properly come before the meeting and any adjournments or postponements thereof.
      Pursuant to the By-Laws, the Board of Directors has fixed the close of business on March 4, 2005 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting.
      The above matters are described in detail in the accompanying Proxy Statement.

By Order of the Board of Directors,

Barbara A. Biondo
Secretary
March 31, 2005
      PURSUANT TO RULES OF THE FEDERAL DEPOSIT INSURANCE CORPORATION (12 C.F.R. PART 350) AND THE REQUIREMENT THAT LAWRENCE SAVINGS BANK MAKE AVAILABLE ITS ANNUAL DISCLOSURE STATEMENT, ANY PERSON, UPON REQUEST, IS ENTITLED TO RECEIVE A COPY OF THE 2004 ANNUAL REPORT OF THE COMPANY ON FORM 10-K AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (the “SEC”). TO RECEIVE A COPY OF THIS REPORT WITHOUT CHARGE, PLEASE WRITE TO: BARBARA A. BIONDO, SECRETARY, LSB CORPORATION, 30 MASSACHUSETTS AVENUE, NORTH ANDOVER, MASSACHUSETTS 01845.
      WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE COMPLETE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU DO ATTEND THE ANNUAL MEETING AND DESIRE TO WITHDRAW YOUR PROXY AND VOTE IN PERSON, YOU MAY DO SO.

LSB CORPORATION
30 Massachusetts Avenue
North Andover, Massachusetts 01845
(978) 725-7500
PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 3, 2005
       This Proxy Statement and the accompanying proxy card are furnished in connection with the solicitation of proxies by the Board of Directors of LSB Corporation (the “Company”) for use at the Annual Meeting of Stockholders of the Company to be held at the Andover Country Club, 60 Canterbury Street, Andover, Massachusetts at 10:00 a.m. on Tuesday, May 3, 2005 and any adjournments or postponements thereof (the “Annual Meeting”).
      At the Annual Meeting, stockholders of the Company will be asked to consider and vote upon the following matters:

1. To elect four Class C Directors, each for a three-year term to continue until the Company’s annual meeting of stockholders in the year 2008 and until their successors are duly elected and qualified.

2. To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the current fiscal year.

3. To transact such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.
      This Proxy Statement and the accompanying proxy are first being mailed to stockholders of the Company on or about March 31, 2005 in connection with the solicitation of proxies by the Company for the Annual Meeting.
The Company
      The Company is a one-bank holding company principally conducting business through Lawrence Savings Bank (the “Bank”). On July 1, 2001, the Company and the Bank completed a reorganization (the “Reorganization”) in which the Bank became a wholly-owned subsidiary of the Company, the Company adopted the Shareholder Rights and Stock Option Plans of the Bank, and each issued and outstanding share of common stock of the Bank (and accompanying preferred stock purchase rights under the Shareholder Rights Plan) was converted into and exchanged for one share of common stock, par value $.10 per share, of the Company and accompanying preferred stock purchase rights under the Shareholder Rights Plan (the “Common Stock”).
      For purposes of this Proxy Statement, unless the context otherwise requires, any reference to the Company shall be deemed to be a reference to the Company and the Bank.

Record Date; Voting
      The Board of Directors has fixed the close of business on March 4, 2005 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof (the “Record Date”). Holders of Common Stock at the Record Date will be entitled to notice of and to vote at the Annual Meeting or any adjournments or postponements thereof. At the Record Date, the Company had Common Stock of 4,605,026 shares issued, of which 4,385,726 shares were outstanding and entitled to vote. Each such outstanding share is entitled to one vote at the Annual Meeting.
Quorum and Stockholder Vote Required
      The presence, in person or by proxy, of at least a majority of the total number of outstanding shares of Common Stock is necessary to constitute a quorum for the transaction of business at the Annual Meeting. The affirmative vote of the holders of a plurality of Common Stock present or represented by proxy and voting is required to elect each of the four (4) nominees for Class C Directors. The approval of the holders of a majority of Common Stock present or represented by proxy and voting is required to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm.
      Abstentions and “broker non-votes” will be counted as present for purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Meeting. A “broker non-vote” is a proxy from a broker or other nominee indicating that such person has not received instructions from the beneficial owner or other person entitled to vote the shares on a particular matter with respect to which the broker or other nominee does not have discretionary voting power. Abstentions and broker non-votes will not be counted for purposes of determining the number of votes cast for a proposal.
Proxies
      Stockholders of the Company are requested to complete, date, sign, and promptly return the accompanying proxy in the enclosed envelope. Common Stock represented by properly executed proxies received by the Company and not revoked will be voted at the Annual Meeting in accordance with the instructions contained therein. If instructions are not given therein, properly executed proxies will be voted FOR the election of the four (4) nominees for Class C Directors listed in the Proxy Statement and for ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the current fiscal year.
      Although it is anticipated that all the nominees for Director will be available to serve as Directors if elected, should any one or more of them be unable to serve, proxies may be voted for the election of a substitute nominee or nominees. It is not anticipated that any matters other than the election of four Class C Directors and the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the current fiscal year will be presented at the Annual Meeting. If other matters are presented, proxies will be voted in accordance with the discretion of the proxy holders.
      Any properly completed proxy may be revoked at any time before it is voted by giving written notice of such revocation to the Secretary of the Company, or by signing and duly delivering a proxy bearing a later date, or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not in and of itself constitute revocation of a proxy.
      The cost of soliciting proxies will be borne by the Company. Morrow & Co. has been retained to assist in the solicitation process and will be compensated in the estimated amount of $4,000.00. After the initial mailing of this Proxy Statement, officers and regular employees of the Company may solicit proxies personally, by telephone or by facsimile without additional compensation. The Company intends to request banks, brokers and other institutions, nominees and fiduciaries who hold Common Stock for beneficial owners to forward the proxy materials to the beneficial owners and to obtain authorizations for the execution of proxies, and will reimburse such institutions and persons for their reasonable expenses.
      The Company’s Annual Report to Stockholders, including financial statements for the fiscal year ended December 31, 2004, is being mailed to stockholders of record of the Company concurrently with this Proxy Statement. The Annual Report, however, is not part of the proxy soliciting material. ADDITIONAL COPIES OF THE ANNUAL REPORT OF THE COMPANY ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2004, AS FILED WITH THE SEC (WITHOUT EXHIBITS), ARE AVAILABLE UPON WRITTEN REQUEST, WITHOUT CHARGE, FROM THE COMPANY. SUCH REQUESTS SHOULD BE DIRECTED TO: BARBARA A. BIONDO, SECRETARY, LSB CORPORATION, 30 MASSACHUSETTS AVENUE, NORTH ANDOVER, MASSACHUSETTS 01845, ATTENTION: INVESTOR RELATIONS.

PROPOSAL 1
ELECTION OF A CLASS OF DIRECTORS
      The Board of Directors of the Company currently comprises nine members and one vacancy divided into three classes, Classes A, B and C. Class A consists of three members and Class B consists of two members and one vacancy while Class C consists of four members. The Directors in each class serve a term of three years, with the terms of the various classes expiring in different years and when the Directors’ successors are duly elected and qualified. Effective from and after the Annual Meeting, the size of the Board of Directors shall be reduced from ten to nine members to eliminate the vacancy in Class B.
      At the Annual Meeting, four Class C Directors will be elected to serve until the Annual Meeting of stockholders of the Company in the year 2008 and until their successors are duly elected and qualified. The Board of Directors has nominated Eugene A. Beliveau, Byron R. Cleveland, Jr., Robert F. Hatem and Paul A. Miller as Class C Directors (each, a “Nominee,” collectively, the “Nominees”). Each of the Nominees is currently serving as a Director of the Company. Unless authority to do so has been withheld or limited in a proxy, it is the intention of the persons named as proxies to vote the shares to which the proxy relates FOR the election of the Nominees to the Board of Directors.
      The Board of Directors anticipates that each of the Nominees will stand for election and serve, if elected, as a Director. However, if any person nominated by the Board of Directors fails to stand for election, the proxies will be voted for the election of such other person or persons as the Board of Directors may recommend.
      The Board of Directors recommends a vote “FOR” each of the nominees.
INFORMATION REGARDING DIRECTORS
      The following table sets forth, for each of the four (4) Nominees for election as Class C Director at the Annual Meeting, the Nominee’s name and, as of February 28, 2005, the Nominee’s age and the date from which the Nominee has served as a Director of the Company and, prior to the Reorganization, the Bank. Similar information is provided for continuing Class A and Class B Directors (each, a “Continuing Director,” collectively, the “Continuing Directors”) whose terms do not expire until the annual meetings of the stockholders of the Company in 2006 and 2007, respectively, and until their successors are duly elected and qualified. Each Nominee and Continuing Director has served as a director of the Company since July 1, 2001, the effective date of the Reorganization (the “Effective Date”). Prior to the Effective Date, each Nominee and Continuing Director served as a Director of the Bank.

		Trustee or
		Director
Names of Nominees and Continuing Directors	Age	Since

Nominees for Class C Directorships (Term expiring 2008)
Eugene A. Beliveau	74	1978
Byron R. Cleveland, Jr.	73	1968
Robert F. Hatem	69	1974
Paul A. Miller	65	1989
Continuing Directors Class A (Term expiring 2006)
Thomas J. Burke	64	1985
Marsha A. McDonough	61	1993
Kathleen Boshar Reynolds	49	1991
Continuing Directors Class B (Term expiring 2007)
Malcolm W. Brawn	65	1991
Richard Hart Harrington	68	1995
PRINCIPAL OCCUPATION OF NOMINEES AND CONTINUING DIRECTORS
      Eugene A. Beliveau, practicing dentist in North Andover, Massachusetts.
      Malcolm W. Brawn, Executive Vice President and Secretary of The Andover Companies, Andover, Massachusetts, a property and casualty insurance company.
      Thomas J. Burke, Register of Deeds of Northern Essex County, Massachusetts and attorney.
      Byron R. Cleveland, Jr., President of J.H. Horne & Sons, Lawrence, Massachusetts, a manufacturer of paper mill machinery.
      Richard Hart Harrington, CPA, Chairman, Gordon, Harrington & Osborn, P.C., certified public accountants, North Andover, Massachusetts.
      Robert F. Hatem, Business Consultant, Lowell, Massachusetts.
      Marsha A. McDonough, Education Consultant, Falmouth, MA.
      Paul A. Miller, President and Chief Executive Officer of the Company and the Bank.
      Kathleen Boshar Reynolds, Sales Manager, Prudential Howe & Doherty, Andover, Massachusetts, a real estate brokerage company.
      Each of the Nominees and Continuing Directors has held such position(s) for five or more years with the exceptions of Robert F. Hatem, who has held his present position since October 2002, and previously was Executive Assistant to the President, Northern Essex Community College, Lawrence/ Haverhill, Massachusetts; Kathleen Boshar Reynolds, who has held her present position since October 2002, and was previously Sales Manager DeWolfe Companies, North Andover, Massachusetts between July 2000 and October 2002 and previously Executive Director, Residential Association of Realtors, Greater Boston Real Estate Board,

Boston, Massachusetts; and Marsha A. McDonough, who has held her present position since December 2003, and previously was Regional Education Officer, U.S. Department of State, Washington, D.C. between August 2000 and November 2003, and prior to August 2000 served as Associate Dean, Endicott College, Beverly, Massachusetts.
Amendment of By-law Concerning Director Age Qualification
      Two of the Nominees, Messrs. Beliveau and Cleveland, will have passed their 72nd birthdays as of the date of the Annual Meeting. On January 27, 2005, on the recommendation of the Nominating Committee, the Board of Directors amended Section 4 of Article III of the Company’s By-laws, effective immediately, to permit any person who has not reached the age of seventy-five (75) to stand for election as a director. Prior to the amendment, the By-law provided that unless waived by the Board of Directors, no individual could stand for election as a director if they had reached the age of 70 (72 for directors serving on December 31, 1990). The Nominating Committee and Board of Directors believed that the former By-law unnecessarily denied the Company the benefits of service as directors of persons who had reached age 70 (72 in the case of directors serving on December 31, 1990), but whose service as directors was thought to be of value to the Company.
The Board of Directors and its Committees
      The following sets forth certain information concerning the Board of Directors of the Company. The Board of Directors of the Company held 7 meetings in the fiscal year ended December 31, 2004. Each Continuing Director and Nominee attended at least 75% of the total number of meetings held by the Board and all committees of the Board on which such Director served during the period of such Director’s service in 2004. The Board of Directors of the Company has determined that each Continuing Director and Nominee is independent as defined in the Nasdaq Stock Market, Inc. (the “NASD”) Independence Rules (the “NASD Independence Rules”) other than Paul A. Miller, the President and Chief Executive Officer of the Company. It is the policy of the Company that all Directors should attend each annual meeting of stockholders. All of the Continuing Directors and Nominees attended the Company’s last annual meeting of stockholders held on May 4, 2004.
      The Company’s Board of Directors has not established a formal process for stockholders to send communications to the Board of Directors and individual Directors. However, the names of all Directors are available to stockholders in this proxy statement. If the Company receives any stockholder communication intended for the full Board of Directors or any individual Director, the Company will forward the communication to the full Board of Directors or the individual Director, unless the communication is clearly of a marketing nature or is unduly hostile, threatening, illegal or similarly inappropriate, in which case the Company has the authority to discard the communications or take appropriate legal action regarding the communication.
      The Board of Directors of the Company has six standing committees: an Executive Committee, a Nominating Committee, a Stock Option Committee, a Compensation Committee, a Community Affairs Committee and an Audit Committee.

Executive Committee
      The members of the Executive Committee are Messrs. Burke (Chairman), Beliveau, Brawn, and Miller (President & CEO) plus two additional Board members on a rotating basis. The rotating members of the Executive Committee are drawn from the five other Directors not listed in the preceding sentence. The

Executive Committee is vested with authority of the Board on most matters between meetings of the Board. The Executive Committee held no meetings in 2004.

Nominating Committee
      The members of the Nominating Committee are Messrs. Burke (Chairman), Beliveau and Brawn, all of whom are independent of the Company as defined under the NASD Independence Rules. The Nominating Committee met five times in 2004.
      The Nominating Committee is primarily responsible for identifying, evaluating and recommending individuals for nomination or appointment to the Board of Directors of the Company. In March 2004, the Board of Directors of the Company approved a Nominating Committee charter, which sets forth the responsibilities and duties of the Nominating Committee. The charter is reviewed annually by the Nominating Committee, and a copy of which was attached as Appendix A to the 2004 LSB Corporation Proxy Statement.
      Pursuant to the charter, the Nominating Committee’s process for identifying and evaluating nominees is as follows: (1) in the case of an incumbent director whose term of office is set to expire, the Nominating Committee reviews such director’s overall service to the Company during such term, including the director’s attendance record at meetings of the Board of Directors of the Company and committees of the Board of Directors of the Company on which the director may serve, the director’s tenure as a member of the Board of Directors of the Company and the quality of the director’s performance on the Board of Directors of the Company and (2) in the case of new Director candidates, the Nominating Committee first conducts an appropriate inquiry into the backgrounds and qualifications of possible candidates in relation to the identified needs of the Board of Directors. The Nominating Committee meets to discuss and consider such candidates’ qualifications, and then selects a candidate for recommendation to the Board of Directors. While the Nominating Committee presently makes decisions by consensus, in the event of disagreement, the Nominating Committee acts by majority vote. With respect to new Director candidates, the Nominating Committee may consider the following factors: a candidate’s reputation, integrity, independence (as defined under the NASD Independence Rules), knowledge, judgment, skills and prior experience (business, professional and otherwise), record of public or community service and connections with or contributions to the local community served by the Bank. Any candidate recommended by the Nominating Committee to the Board of Directors of the Company for nomination must also comply with all applicable eligibility requirements set forth in the Company’s By-Laws. The Nominating Committee has authority under its charter to hire and pay a fee to consultants or search firms to assist in the process of identifying and evaluating candidates. During the period since the 2004 Annual Meeting of stockholders, no such consultants or search firms have been used and, accordingly, no fees have been paid to consultants or search firms.
      A stockholder of the Company may nominate one or more individuals for election to the Board of Directors of the Company so long as (a) such stockholder submits a timely written notification to the Secretary of the Company in accordance with the informational requirements discussed below and the notice procedures described in this Proxy Statement under the heading “STOCKHOLDERS PROPOSALS AT 2006 ANNUAL MEETING” (page 23) and (b) the candidate or candidates nominated satisfy the eligibility requirements relative to director qualifications set forth in the Company’s By-Laws. The Nominating Committee will not evaluate the qualifications of such a nominee based on the selection criteria that the Nominating Committee applies to review individuals that it identifies as possible candidates for the Board of Directors of the Company. Rather, the Nominating Committee will review any nomination submitted by a stockholder of the Company solely for the purpose of confirming compliance with the various requirements discussed herein. If the Nominating Committee determines that a nomination made by a stockholder of the

Company does not comply with the applicable standards in any material respect, then the Nominating Committee by majority vote may reject such stockholder nomination. If the Nominating Committee determines that a stockholder nominee complies with all applicable requirements, then such nominee will be identified in the Company’s proxy statement as a stockholder nominee for election as a Director at the Annual Meeting.
      Any stockholder nomination must contain the following information: (1) the nominee’s name, age, business address, residence address, principal occupation or employment, the class and number of shares of the Company’s common stock the nominee beneficially owns and any other information relating to the nominee that is required to be disclosed in solicitations of proxies for election of directors pursuant to Section 14 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations thereunder; and (2) as to the stockholder proposing such nominee, that stockholder’s name and address, the class and number of shares of the Company’s common stock the stockholder beneficially owns (and similar stock information with respect to any other stockholder known by such stockholder to be supporting such nominee on the date of such stockholder notice), a description of all arrangements and understandings between the stockholder and the nominee or any other person (including their names) pursuant to which the nomination is made, a representation that the stockholder intends to appear in person or by proxy at the Annual Meeting of stockholders to nominate the person named in its notice and any other information relating to the stockholder that is required to be disclosed in solicitations for proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations thereunder. The notice must also be accompanied by a written consent of the proposed nominee to being named as a nominee and to serve as a director if elected.
      No stockholder nominations were received by the Nominating Committee in connection with the 2005 Annual Meeting.

Stock Option Committee
      The members of the Stock Option Committee are Messrs. Burke (Chairman), Beliveau and Brawn. The Stock Option Committee administers the Company’s stock option plans. The Stock Option Committee held three meetings in 2004.

Community Affairs Committee
      The members of the Community Affairs Committee are Messrs. Hatem (Chairman) and Miller. The Community Affairs Committee reviews and approves requests for contributions from non-profit organizations. The Community Affairs Committee held no meetings in 2004.

Compensation Committee
      The members of the Compensation Committee of the Bank are Messrs. Burke (Chairman), Beliveau and Brawn, all of whom have been determined by the Board of Directors to be “independent” as defined in the NASD Independence Rules. The duties of the Compensation Committee include reviewing and making recommendations to the Board of Directors with respect to the annual compensation and benefits of all the executive officers of the Company. The Compensation Committee met seven times in 2004.

Audit Committee
      The members of the Audit Committee are Messrs. Beliveau (Chairman), Cleveland, Hatem and Harrington, all of whom have been determined by the Board of Directors to be “independent” as defined in the NASD Independence Rules and Rule 10A-3 promulgated by the SEC under Section 10A(m)(3) of the Exchange Act. On March 23, 2004 the Audit Committee recommended and the Board of Directors approved a revised Audit Committee Charter, and a copy of which was attached as Appendix B to the 2004 LSB Corporation Proxy Statement. The Audit Committee is primarily responsible for overseeing the accounting and financial reporting processes of the Company, the audits of the financial statements of the Company and the appointment and oversight of the Company’s internal and independent registered public accounting firm. In addition, the Audit Committee must pre-approve any non-audit services provided to the Company by the Company’s independent registered public accounting firm. The charter of the Audit Committee is reviewed annually and updated as necessary by the Audit Committee and the Board of Directors. The Board of Directors has determined that Richard Hart Harrington is an “audit committee financial expert” as that term is defined in Item 401 of Regulation S-K, as promulgated by the SEC under the Exchange Act. The Audit Committee held seven meetings in 2004.
Audit Committee Report
      The Audit Committee is organized and conducts its business pursuant to a charter approved by the Board of Directors of the Company. As more specifically set forth in the charter, the Audit Committee is primarily responsible for overseeing the accounting and financial reporting processes of the Company, the audits of the financial statements of the Company and the appointment and oversight of the Company’s internal and independent registered public accounting firm. In fulfilling its responsibilities, the Audit Committee:

•	discussed and considered the independence of KPMG LLP, reviewing as necessary all relationships and services which might bear on KPMG LLP’s independence as outside auditor;

•	received written affirmation from KPMG LLP that it is, in fact, independent;

•	discussed the overall audit process, receiving and reviewing all reports from KPMG LLP;

•	involved KPMG LLP in the Audit Committee’s review of the Company’s financial statements and related reports with management;

•	provided to KPMG LLP access to the Audit Committee and the full Board of Directors to report on all appropriate matters; and

•	discussed with KPMG LLP all matters required under auditing standards generally accepted in the United States of America to be reviewed.
      The Audit Committee met with selected members of management and KPMG LLP to review financial statements (including quarterly reports), discussing such matters as the quality of earnings; estimates, reserves and accruals; the suitability of accounting principles; financial reporting decisions requiring a high degree of judgment; and audit adjustments, whether or not recorded.
      The Audit Committee, subject to stockholder ratification, appointed KPMG LLP as the Company’s independent registered public accounting firm for the period ended December 31, 2005.

      In addition, the Committee considered the quality and adequacy of the Company’s internal controls, the status of pending litigation, taxation matters and such other areas of oversight of the Company’s financial reporting and audit process as the Audit Committee felt appropriate.
      Based upon its work and the information received in the inquiries outlined above, the Audit Committee recommended to the Company’s Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 for filing with the Securities and Exchange Commission.

Respectfully submitted,

Eugene A. Beliveau (Chairman)
Byron R. Cleveland, Jr.
Robert F. Hatem
Richard Hart Harrington
Compensation of Directors
      Directors and committee meetings of the Company usually coincide with Bank meetings. When both the boards and committees of the Company and the Bank meet at the same time, there are no separate fees for the Company meeting. When the Company board or committees meet at separate dates from the Bank meetings, the Company directors are paid $835 for the meeting, except for the Chairman of the Board who receives $960.
      The members of the Board of Directors of the Bank who serve on the Executive Committee, except for the Chairman of the Board of Directors and Mr. Miller, currently receive an annual retainer of $15,865 plus a fee of $425 for each Executive Committee and Board meeting attended plus a fee of $835 for each other Committee meetings attended (other than meetings of the Executive Committee, Compensation Committee, Nominating Committee and Stock Option Committee). The Chairman of the Board of Directors of the Bank receives an annual retainer of $18,240 plus a fee of $480 for each board and committee meeting attended, except conferences and training meetings outside of the Bank for which the fee is $835. Each Director of the Bank other than members of the Executive Committee receives an annual retainer of $9,200 plus a fee of $425 for each Board or Committee meeting attended. Each Director receives a fee of $835 for all conferences and training meetings attended outside the Bank.
      Mr. Miller does not receive any separate compensation for service as a Director or as a member of any of the committees of the Board of Directors of either the Company or the Bank.
EXECUTIVE OFFICERS
      The following table sets forth, for each of the executive officers of the Company, as of February 28, 2005 each such person’s name, age and position or office held with the Company and the Bank as well as other biographical information. Each of the listed executive officers is employed by the Bank under the terms and conditions of certain employment agreements. In connection with the Reorganization, the Company assumed joint contractual responsibility as employer under each of these agreements. See “EXECUTIVE COMPENSATION — Employment Agreements” (page 13).

Name	Position	Age

Paul A. Miller	Director, President and Chief Executive Officer of the Company and the Bank	65
Jeffrey W. Leeds(1)	Executive Vice President and Chief Lending Officer of the Bank, Assistant Treasurer of the Company	65
Timothy L. Felter(2)	Executive Vice President, Personal Banking and Investment Officer of the Bank and Company, Assistant Treasurer of the Company	44
John E. Sharland(3)	Senior Vice President, Chief Financial Officer and Treasurer of the Company and the Bank	42
Richard J. D’Ambrosio(4)	Senior Vice President, Support Services Operations of the Bank, Assistant Treasurer of the Company	57

(1)	Jeffrey W. Leeds, who joined the Bank in 1987, has been its Chief Lending Officer since 1988. He was appointed Assistant Treasurer of the Company in July 2001.

(2)	Timothy L. Felter, who joined the Bank in 1990, was appointed Senior Vice President of the Bank in 1993, Senior Vice President, Department Manager of Residential Lending in 1994, Investment Officer in 1995 and Executive Vice President, Personal Banking, and Investment Officer in January 1999. He was appointed Assistant Treasurer and Investment Officer of the Company in July 2001.

(3)	John E. Sharland, who joined the Bank in 1992, was appointed Vice President and Chief Financial Officer in 1994, Senior Vice President in 1998 and Senior Vice President, CFO and Treasurer in January 1999. He was appointed Senior Vice President, CFO and Treasurer of the Company in March 2001.

(4)	Richard J. D’Ambrosio, who joined the Bank in 1983, was elected Vice President of Servicing in 1986 and Senior Vice President of Support Services/ Operations in 1998. He was appointed Assistant Treasurer of the Company in July 2001.

EXECUTIVE COMPENSATION
      The following table sets forth for the fiscal years ended December 31, 2004, 2003 and 2002 certain information concerning the compensation paid or accrued to the Chief Executive Officer of the Company and the other executive officers of the Company whose total salary and bonus exceeded $100,000 during the year ended December 31, 2004, for services rendered in all capacities to the Company (collectively, the “Named Executive Officers”).
Summary Compensation Table

				Long Term
				Compensation

				Awards

				Securities
				Underlying
		Annual Compensation		Options/	All Other
	Year Ended			SARs	Compensation
Name and Principal Position	December 31,	Salary	Bonus	(#)	($)

(a)	(b)	(c)	(d)	(g)	(i)
Paul A. Miller	2004	$384,011	$71,500	10,000	$124,330	(1)(2)
President and	2003	$350,601	$0	0	$151,706	(1)(2)
Chief Executive Officer	2002	$352,106	$68,100	0	$148,722	(1)(2)
Jeffrey W. Leeds	2004	$195,315	$22,000	8,000	$5,860	(2)
Executive Vice President	2003	$178,990	$0	0	$2,738	(2)
And Chief Lending Officer	2002	$176,250	$18,500	0	$5,287	(2)
Timothy L. Felter	2004	$145,988	$22,000	8,000	$4,380	(2)
Executive Vice President-	2003	$132,404	$0	0	$2,025	(2)
Personal Banking and Investment	2002	$128,750	$18,500	0	$3,862	(2)
Officer
Richard J. D’Ambrosio	2004	$96,994	$13,000	6,500	$2,882	(2)
Senior Vice President	2003	$87,485	$0	0	$1,323	(2)
Support Services Operations	2002	$86,600	$11,000	0	$2,598	(2)
John E. Sharland	2004	$93,875	$13,000	6,500	$2,816	(2)
Senior Vice President and	2003	$85,425	$0	0	$1,256	(2)
Chief Financial Officer	2002	$84,100	$11,000	0	$2,523	(2)

(1)	Includes amounts accrued to fund supplemental retirement plans for the benefit of Mr. Miller pursuant to Supplemental Retirement Agreements with Mr. Miller. See “EXECUTIVE COMPENSATION — Employment Agreements” (page 13).

(2)	Includes matching contributions by the Bank to the Bank’s 401(k) Retirement Savings Plan for the Named Executive Officer.
      The Bank provides an automobile for use by Mr. Miller and pays his membership dues to certain organizations. The aggregate amount of such benefits is less than 10% of Mr. Miller’s cash compensation. With the exception of certain insurance premiums paid by the Bank, no other benefits are made available to executive officers that are not made available to all employees of the Bank. See “EXECUTIVE COMPENSATION — Benefits” (page 16). Employees of the Bank, including the executive officers, are covered by the Bank’s group health insurance program, group life insurance program, long-term disability program and business related travel accident insurance plan.

      The following table sets forth certain information concerning stock options granted during the fiscal year ended December 31, 2004 and the number and value of granted stock options of the Company held by the Named Executive Officers as of December 31, 2004.
Option/ SAR Grants in Last Fiscal Year

					Potential Realizable
					Value at Assumed
	Individual Grant				Annual Rates of
					Stock Price
	Number of	Percent of Total			Appreciation for
	Securities	Options/SARs			Option Term
	Underlying	Granted to
	Options/SARs	Employees in	Exercise	Expiration	5%	10%
Name	Granted (#)	Fiscal Year	Price	Date	($)	($)

Paul A. Miller	10,000	10.4%	$16.77	01/22/2014	83,850	167,700
Jeffrey W. Leeds	8,000	8.3%	$16.77	01/22/2014	67,080	134,160
Timothy L. Felter	8,000	8.3%	$16.77	01/22/2014	67,080	134,160
John E. Sharland	6,500	6.8%	$16.77	01/22/2014	54,503	109,005
Richard J. D’Ambrosio	6,500	6.8%	$16.77	01/22/2014	54,503	109,005
      The following table sets forth certain information concerning stock options exercised during the fiscal year ended December 31, 2004 and the number and value of shares of Common Stock of the Company subject to options held by the Named Executive Officers as of December 31, 2004:
Aggregated Option/ SAR Exercises in Last Fiscal Year
and Fiscal Year End Option/ SAR Values

			Number of
			Securities	Value of
			Underlying	Unexercised
			Unexercised	In-The-Money
			Options/SARs	Options/SARs
	Shares		at Fiscal	at Fiscal
	Acquired	Value	Year End(#)	Year End($)
	on	Realized	Exercisable/	Exercisable/
Name	Exercise	($)(1)	Unexercisable	Unexercisable(2)

Paul A. Miller	40,000	$527,520	111,500/10,000	$1,284,305/$17,500
Jeffrey W. Leeds	0	0	48,000/8,000	$501,735/$14,000
Timothy L. Felter	6,680	$86,840	26,000/8,000	$226,295/$14,000
John E. Sharland	0	0	19,000/6,500	$160,705/$11,375
Richard J. D’Ambrosio	10,500	$123,015	16,500/6,500	$129,405/$11,375

(1)	Based on the closing price per share of the Company’s common stock on the day the shares were exercised.

(2)	Based on a closing price of $18.52 per share of the Company’s Common Stock on December 31, 2004, less the option exercise price.
Employment Agreements
      The Company entered into an employment agreement with Paul A. Miller effective on April 21, 1989 that was amended effective December 23, 1992, and with Jeffrey W. Leeds, Timothy L. Felter, Richard J. D’Ambrosio, and John E. Sharland effective on February 24, 2000. Each of the employment agreements requires the Company to pay the executive a “Base Salary,” which may be increased but shall not be reduced during the term of the agreement and provides for the executive’s participation in the Company’s employee benefit plans and arrangements. In addition, the Company’s agreement with Mr. Miller provides the executive with the use of an automobile. Each of the agreements prohibits the executive from disclosing or converting to the executive’s own use the Company’s confidential information.
      The agreement with Mr. Miller had an initial term of three years. The agreements with Messrs. Leeds. Felter, D’Ambrosio and Sharland had an initial term of two years. Each of the agreements provides that commencing on the second anniversary of the agreement and on each anniversary date thereafter, in the absence of notice of non-extension, the term of the agreement will automatically be extended for an additional one-year period. On January 22, 2004, Mr. Miller and Mr. Leeds’ Employment Agreements were amended to eliminate any payments for Mr. Miller for any period after December 31, 2006 and for Mr. Leeds after December 31, 2005.
      Under the employment agreements, the Company may terminate the executive’s employment at any time, with or without “cause” as defined in the agreements. If after notice and reasonable opportunity for the executive to respond, the Company terminates the executive’s employment for “cause,” the Company has no continuing obligations to the executive. If the Company terminates the executive’s employment without cause, the Company is obligated to continue providing the executive compensation and benefits specified in the agreement for the then remaining term of the agreement.
      Each of the employment agreements provides for payment of a lump sum to the executive equal to up to three times the “base amount” of the executive’s compensation in the event of a termination of the executive’s employment within two years following a “change in control” of the Company as defined in the agreement, provided that the Company may reduce this amount to the extent necessary to avoid tax under Section 4999 of the Internal Revenue Code and no payments will be made for any period after the executive’s planned retirement date.
      In addition to Mr. Miller’s employment agreement, the Company has adopted two supplemental executive retirement plans for Mr. Miller. The purpose of the supplemental plans, when taken together with the Savings Banks Employees Retirement Association plan described below, and a supplemental plan from a previous employer, is to provide Mr. Miller with annual retirement benefits equal to 70% of the average of his three highest consecutive years gross compensation as defined. The plans also provide certain termination benefits under certain circumstances equal to Mr. Miller’s earned and accrued benefits to date, subject to a vesting schedule and other conditions.
Compensation Committee Report on Executive Compensation
      The following report has been adopted by the Compensation Committee of the Company.

Compensation Policy
      The Company’s executive compensation program is designed to provide executives with annual salary and benefit plans which are competitive in the industry and with long-term incentives in the form of stock options. The Compensation Committee believes that in order to attract and retain talented executives and to motivate them to achieve the goals of the Company, compensation opportunities should be comparable to those offered to executives with similar responsibility and position by peer companies. To assist the Compensation Committee, various industry compensation surveys are made available to the Committee.

      The duties of the Compensation Committee include reviewing and making recommendations to the Board of Directors with respect to the annual compensation and benefits for all the executive officers of the Company. The Compensation Committee recommends annual executive salary adjustments and bonus awards which are made from time to time. The adjustments and bonuses recommended by the Compensation Committee reflect the overall performance of the Company, the performance of each affected executive officer and information for comparable positions in other like institutions. The Compensation Committee’s recommendation for compensation adjustment and if applicable a bonus is then acted upon by the Board of Directors of the Company.
      The Company periodically grants stock options to some or all of its executive officers as long-term incentives. All stock options granted have exercise prices at or above the market value of shares of Common Stock on the date of grant; therefore no benefit accrues to the executives from the stock option unless the market value of the Company’s Common Stock increases and the options are exercised. These grants motivate executives to enhance equity value of the Company which in turn coincides with the interest of the stockholders. Stock options were granted to the Named Executive Officers and the remaining executive officers of the Company on January 22, 2004 (Mr. Miller 10,000 options; Messrs. Felter and Leeds 8,000 options each; and Messrs. D’Ambrosio and Sharland 6,500 options each). Each Director of the Company was also awarded 2,000 stock options on January 22, 2004.
      Executives may also participate in the Bank’s 401(k) Savings Plan and Pension Plan.

Chief Executive Officer Compensation
      The Bank’s Chief Executive Officer’s compensation is reviewed annually by the Compensation Committee and is based upon his performance, the overall performance of the Bank relative to budget objectives and information regarding compensation for the Chief Executive Officer position at like institutions. The Compensation Committee’s recommendation for compensation adjustment and if applicable a bonus is then acted upon by the Board.

Respectfully submitted,

Thomas J. Burke (Chairman)
Eugene A. Beliveau
Malcolm W. Brawn
      The foregoing report is provided by the three named directors in their capacity as members of the Compensation Committee of the Company during 2004.
Compensation Committee Interlocks and Insider Participation
      Messrs. Beliveau, Brawn and Burke served on the Compensation Committee of the Company during the fiscal year ended December 31, 2004. None of the members of the Compensation Committee has ever served as an officer or employee of the Company or the Bank. See also, “Indebtedness of Directors and Management and Certain Transactions with Management and Others” (page 18).
      No executive officer of the Company served (i) as a member of the Compensation Committee of another entity, one of whose executive officers served on the Compensation Committee of the Company, (ii) as a director of another entity, one of whose executive officers served on the Compensation Committee of the

Company, or (iii) as a member of the Compensation Committee of another entity, one of whose executive officers served as a Director of the Company.
Stock Option Plans
      On July 1, 2001, the Company assumed the Bank’s two stock option plans, the Lawrence Savings Bank 1986 Stock Option Plan (the “1986 Stock Option Plan”) and the Lawrence Savings Bank 1997 Stock Option Plan (the “1997 Stock Option Plan”).
      The 1986 Stock Option Plan was in effect until 1996, expiring by its own terms in May, 1996. Notwithstanding the expiration of the 1986 Stock Option Plan, outstanding options granted under the 1986 Stock Option Plan continue to be exercisable in accordance with their terms. The 1997 Stock Option Plan was adopted by the Bank’s Board of Directors on December 18, 1997 and approved by the Bank’s stockholders on May 5, 1998. The Massachusetts Commissioner of Banks approved the 1997 Stock Option Plan on June 22, 1998. Both “incentive stock options” and “nonqualified stock options” may be granted pursuant to the 1997 Stock Option Plan. The 1997 Stock Option Plan also permits the inclusion of stock appreciation rights in any option granted.
      The 1986 and 1997 Stock Option Plans are administered by the Stock Option Committee of the Company, which is comprised of non-employee Directors of the Company. The Stock Option Committee currently consists of Messrs. Beliveau, Brawn and Burke.
      As of February 28, 2005, stock options for the purchase of an aggregate of 463,066 shares of Common Stock at an average purchase price per share of $11.53 were outstanding under the 1986 and 1997 Stock Option Plans. Of these options, 410,016 were exercisable on that date. There were 356,600 stock options outstanding under the 1997 Stock Option Plan included in the 463,066 outstanding options. In 2004, 102,480 options were exercised to purchase 74,480 shares of Common Stock under the 1986 Stock Option Plan and 28,000 options were exercised to purchase shares of Common Stock under the 1997 Stock Option Plan.
Benefits
      Insurance and Other Benefits. The Company provides full-time officers and employees with hospitalization, major medical, life, dental, travel accident, and long-term disability insurance under group plans which are available generally and on the same basis to all full-time employees; provided, however, that with respect to the hospitalization and major medical insurance plan, full-time employees hired on or after September 1, 1984, other than Messrs. Miller and Leeds, are required to pay 25% of each month’s premiums. The travel accident insurance plan is also made available to part-time employees. The Company also sponsors a 401(k) Savings Plan which allows participants to defer a percentage of their before-tax compensation from the Company as a contribution under this plan. Participants have several investment options, including a fund which invests solely in Common Stock of the Company. All full-time and certain part-time employees are eligible to participate in this plan. The Company may match officer and employee contributions for all employees who participate in the 401(k) plan. The Bank matched 50% of employees’ contributions up to 3% of each employee’s salary during 2004.
      Pension Plan. The Company provides a retirement plan for all eligible employees through Savings Banks Employees Retirement Association (“SBERA”), an unincorporated association of savings banks operating within Massachusetts and other organizations providing services to or for savings banks. SBERA’s sole purpose is to enable participating employers to provide pensions and other benefits for their employees.

      The pension plan year-end is October 31. At October 31, 2004, the latest date for which information is available from SBERA, the present value of accumulated benefits under the retirement plan was fully funded by the market values of related available assets.
      The following table which has been provided by SBERA illustrates annual pension benefits for retirement at age 65 under the most advantageous plan provisions available for various levels of compensation and years of service. The figures in this table are based upon the assumption that the plan continues in its present form and upon certain other assumptions regarding compensation trends. The benefits listed on the table for the pension plan are not subject to a reduction for social security benefits or any other offset amount.
Annual Pension Benefit* Based on Years of Service(1)(2)

Average				25 or
Compensation(3)	10 Years	15 Years	20 Years	More Years

$20,000	$2,500	$3,750	$5,000	$6,250
$40,000	$5,000	$7,500	$10,000	$12,500
$60,000	$8,323	$12,484	$16,645	$20,806
$80,000	$12,023	$18,034	$24,045	$30,056
$100,000	$15,723	$23,584	$31,445	$39,306
$120,000	$19,423	$29,134	$38,845	$48,556
$125,000	$20,348	$30,521	$40,695	$50,869
$140,000	$23,123	$34,684	$46,245	$57,806
$150,000	$24,973	$37,459	$49,945	$62,431
$175,000	$29,598	$44,396	$59,195	$73,994
$200,000	$34,223	$51,334	$68,445	$85,556
$205,000**	$35,148	$52,721	$70,295	$87,869

*	Based on age 65 retirement in 2005 (Plan Year 11/1/04 — 10/31/05).

**	Federal law does not permit defined benefit pension plans to recognize compensation in excess of $205,000 for plan year 2005.

(1)	The annual pension benefit is computed on the basis of a straight life annuity.

(2)	The Company provides additional retirement benefits to Mr. Miller through two supplemental retirement plans. See “Employment Agreements” (page 13).

(3)	Average compensation for purposes of this table is based on the average of the highest three consecutive years preceding retirement.
      The estimated retirement benefits under the plan at normal retirement date computed on the basis of their present salary levels and years of service at such date for Messrs. Miller, Leeds, Felter, D’Ambrosio and Sharland are $54,756 and 16 years, $54,684 and 18 years, $51,378 and 36 years, $32,241 and 30 years and $28,440 and 35 years, respectively.

PERFORMANCE GRAPH
      Set forth below is a line graph comparing the yearly percentage change in the cumulative total stockholder return on the Company’s Common Stock (or the Bank’s Common Stock in the periods prior to the Reorganization), based on the market price of the Company’s (or the Bank’s) Common Stock and assuming reinvestment of dividends, with the total return of companies within the Standard & Poor’s 500 Stock Index and the Advest New England Thrift Index. The calculation of total cumulative return assumes a $100 investment in the Company’s Common Stock, the S&P 500 and the Advest New England Thrift Index on December 31, 1999.
Indebtedness of Directors and Management and Certain Transactions with Management and Others
      Certain of the Directors and officers of the Company are at present, as in the past, customers of the Bank and from time-to-time have entered into transactions with the Company in the ordinary course of business. In addition, certain Directors of the Company are at present, as in the past, directors, officers or stockholders of corporations or members of partnerships that are customers of the Bank and have transactions with the Bank in the ordinary course of business. Such transactions with Directors and officers of the Company, and with such corporations and partnerships, are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons not affiliated with the Company, and do not involve more than normal risk of collectability, or present other features unfavorable to the Company. As a matter of policy, the Company also makes loans to other employees.
      In addition, from time-to-time, the Company obtains services from one or more of its Directors. However, at no time during the past year did payments to any Director for such services aggregate $60,000 or more.

      Extensions of credit to officers of the Company are restricted by Company policy and Massachusetts statute to an amount of not more than $35,000 generally, whether secured or unsecured, and not more than $150,000 for educational purposes, and a loan not exceeding $500,000 may be made to officers secured by a mortgage on their primary residence. All extensions of credit and loans to officers must be approved by the Executive Committee of the Board of Directors of the Company, and all extensions of credit and loans to executive officers and directors who are considered “insiders” must also be approved by the Bank’s Board of Directors.
      In addition, the Company is subject to the provisions of Regulation “O” of the Board of Governors of the Federal Reserve System, which: (i) requires the Company’s executive officers, directors and control persons to report to the Bank’s Board of Directors any indebtedness to the Bank, (ii) establishes requirements and restrictions as to the terms, size of and approvals necessary for extensions of credit by the Bank to its executive officers, directors, and control persons and their “related interests,” and (iii) requires any such loans to be made at the same rates and on the same terms and conditions as comparable loans to unaffiliated persons.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
      The following table sets forth certain information, as of February 28, 2005 regarding the beneficial ownership of Common Stock by: (i) each Director and Nominee; (ii) each of the Named Executive Officers during the last fiscal year; (iii) all Directors, Nominees and such executive officers as a group; and (iv) each person who, to the knowledge of the Company, beneficially owned more than 5% of the Common Stock at the Record Date. Except as otherwise noted, the persons named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned.

	Amount
	and Nature
	of Beneficial		Percent of
Name of Beneficial Owner	Ownership(1)(2)		Class(3)

Directors and Principal Officers
Eugene A. Beliveau	9,775	(4)	*
Kathleen Boshar Reynolds	7,700		*
Byron R. Cleveland, Jr.	3,600		*
Robert F. Hatem	11,275		*
Paul A. Miller	131,583	**	3.00%
Thomas J. Burke	13,450		*
Marsha A. McDonough	7,300		*
Malcolm W. Brawn	24,000	(5)	*
Richard Hart Harrington	7,255		*
Jeffrey W. Leeds	74,320		1.69%
Timothy L. Felter	59,591	**	1.36%
John E. Sharland	33,171	**	*
Richard J. D’Ambrosio	30,750	**	*
All Directors and Named Executive Officers as a Group (13 persons)	413,770	(6)**	9.43%
5% or more Stockholders
First Manhattan Co.	295,200	(7)	6.80%
John Sheldon Clark	287,600	(8)	6.65%

*	Less than one percent

**	Includes shares held in the Company’s 401(k) Plan. The estimated shares so held with respect to each such participant are: Paul A. Miller, 18,367 shares; Timothy L. Felter, 9,311 shares; John E. Sharland, 5,921 shares; Richard J. D’Ambrosio, 0 shares; and all Directors and Named Executive Officers as a group (13 persons), 33,599 shares, respectively.

(1)	In accordance with the applicable rules of the SEC, a person is deemed to be the beneficial owner of shares of the Common Stock of the Company if he or she has or shares voting power or investment power with respect to such shares or has the right to acquire beneficial ownership of such shares at any time within 60 days. As used herein, “voting power” means the power to vote or direct the voting of shares, and “investment power” means the power to dispose or direct the disposition of shares. Unless otherwise indicated, each person named has sole voting and sole investment power with respect to all shares indicated.

(2)	Includes shares of the Company’s Common Stock which Directors and principal officers of the Company have the right to acquire within 60 days of February 28, 2005 pursuant to options granted under the 1986 and 1997 Stock Option Plans of the Company. The following persons have exercisable options to purchase the number of shares indicated: Mr. Miller, 68,216 shares; Mr. Leeds, 52,000 shares; Mr. Felter, 30,000 shares; Mr. Sharland, 22,250 shares; Mr. D’Ambrosio, 19,750 shares; Mr. Burke, 12,000 shares; Dr. Beliveau, 1,000 shares; Mr. Hatem, 8,000 shares; Mr. Cleveland, 2,500 shares; Messrs. Harrington and Brawn, 6,000 shares each; and Ms. McDonough and Ms. Boshar Reynolds 6,000 shares each; and all Directors and Named Executive Officers as a group, 239,716 shares.

(3)	Computed on the basis of 4,385,726 outstanding shares as of February 28, 2005 plus 239,716 shares subject to options exercisable within 60 days of February 28, 2005 held by the named individual or group.

(4)	Includes 700 shares owned by a household member, as to which Dr. Beliveau disclaims beneficial ownership.

(5)	Includes 1,000 shares owned by his spouse, as to which Mr. Brawn disclaims beneficial ownership.

(6)	The stated number of shares owned by the Named Executive Officers and Directors of the Company includes 140,455 shares currently issued and outstanding and 239,716 shares subject to stock options exercisable within 60 days of February 28, 2005.

(7)	Based solely on Schedule 13G/ A filed with the Securities and Exchange Commission on or about February 8, 2005, First Manhattan Co. reports beneficial ownership of 295,200 shares of Common Stock. First Manhattan Co. reports sole voting power with respect to 281,550 shares and sole dispositive power with respect to 281,550 shares, shared voting power with respect to 13,650 shares and shared dispositive power with respect to 13,650 shares. First Manhattan Co.’s address is 437 Madison Avenue, New York, NY 10022.

(8)	Based solely on a Form 13D filed with the Securities and Exchange Commission on or about December 7, 2004, Mr. John Sheldon Clark reports beneficial ownership of 287,600 shares of Common Stock of the Company with sole voting power with respect to 270,600 shares and sole dispositive power with respect to 270,600 shares, and shared voting and dispositive power with respect to 17,000 shares. Mr. John Sheldon Clark’s address is 1633 Broadway, 30th Floor, New York, New York 10019.

Section 16(a) Beneficial Ownership Reporting Compliance
      Pursuant to regulations of the SEC and Section 16(a) of the Securities Exchange Act of 1934, as amended, the Company’s officers and Directors and persons who own more than ten percent of a registered class of the Company’s equity securities must file reports of ownership and changes in ownership with the SEC and the Nasdaq Stock Market. Officers, Directors and greater-than-ten-percent stockholders are required to furnish the Company with copies of all ownership reports they file. Based solely on its review of the copies of such reports received by the Company with respect to its fiscal year 2004, or written representations from certain reporting persons, the Company believes that during 2004 all Section 16(a) filing requirements applicable to its officers, Directors, and greater-than-ten-percent stockholders were satisfied.

PROPOSAL 2
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
      The Audit Committee of the Board of Directors of the Company has appointed KPMG LLP as independent registered public accounting firm for the Company for the current fiscal year. KPMG LLP has served as the Company’s independent auditors since the date of the Reorganization. KPMG LLP has served as the Bank’s independent auditors since 1980. KPMG LLP has no direct or indirect financial interest in the Company, nor has it had any connection with the Company in the capacity of promoter, underwriter, voting trustee, director, officer or employee.
      The professional services provided by KPMG LLP include the audit of the annual consolidated financial statements of the Company, review of filings with various state and federal regulatory agencies, general accounting services and preparation of income tax returns. A representative of KPMG LLP will be present at the Annual Meeting to answer appropriate questions that may be raised orally and to make a statement if he or she desires to do so.
      In March, 2004, the Audit Committee of the Board of Directors of the Company appointed KPMG LLP as independent registered public accounting firm of the Company for 2004. Fees billed for services rendered by KPMG LLP for each of the years 2004 and 2003 were as follows:

Audit Fees
      The aggregate fees billed by KPMG LLP for professional services rendered for the audit of the Company’s annual financial statements for the year ended December 31, 2004, including the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q, assistance with Securities Act filings and related matters and consultations on financial accounting and reporting standards arising during the course of the audit or reviews for that fiscal year were $119,500.
      The aggregate fees billed by KPMG LLP for professional services rendered for the audit of the Company’s annual financial statements for the year ended December 31, 2003, including the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q, assistance with Securities Act filings and related matters and consultations on financial accounting and reporting standards arising during the course of the audit or reviews for that fiscal year were $115,000.

Audit-Related Fees
      The aggregate fees billed by KPMG LLP for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements, and are not reported above, were $0 for the year ended December 31, 2004 and $0 for the year ended December 31, 2003.

Tax Fees
      The aggregate fees billed by KPMG LLP for professional services rendered for tax compliance, tax advice, and tax planning were $35,250 for the year ended December 31, 2004 and $35,500 for the year ended December 31, 2003. Such services consisted of tax compliance and consulting.

All Other Fees
      There was $12,500 in other fees billed by KPMG LLP for services rendered to the Company, other than the services described above for Sarbanes Oxley Section 404 consultation and compliance.
      Since the enactment of the Sarbanes-Oxley Act of 2002, the Audit Committee has pre-approved all non-audit services provided by KPMG LLP.
STOCKHOLDER PROPOSALS AT 2006 ANNUAL MEETING
      Under the rules of the SEC, if any stockholder intends to present a proposal at the annual meeting of stockholders and desires that it be considered for inclusion in the Company’s proxy statement and form of proxy for such meeting, it must be received by the Company not less than 120 calendar days before the anniversary of the mailing date of the Company’s proxy statement for the prior year. Accordingly, if any stockholder intends to present a proposal at the year 2006 annual meeting and wishes it to be considered in the Company’s proxy statement and form of proxy, such proposal must be received by the Company on or before December 1, 2005. In addition, the Company’s By-Laws provide that any Director nominations and new business submitted by a stockholder must be filed with the Secretary of the Company no fewer than 60 days, but no more than 90 days, prior to the date of the one-year anniversary of the previous Annual Meeting, and that no other nominations or proposals by stockholders shall be acted upon at the Annual Meeting. If, however, the annual meeting is more than 30 days earlier or more than 60 days later than the anniversary date of the prior annual meeting, then notice shall be timely if delivered to or mailed and received by the Company not later than the close of business on the later of (a) the 75th day prior to the scheduled date of such annual meeting or (b) the 15th day following the day on which public disclosure of the date of such Annual Meeting is first made by the Company. Certain exceptions under the By-Laws apply to Annual Meetings of stockholders at which newly created seats of the Board of Directors are to be filled. Any such proposal should be mailed to: Secretary, LSB Corporation, 30 Massachusetts Avenue, North Andover, Massachusetts 01845.
CODE OF PROFESSIONAL CONDUCT
      The Company has adopted a Code of Professional Conduct (the “Code”) that applies to all of the Company’s Directors, officers and employees, including its principal executive officer, principal financial officer, principal accounting officer and controller. A copy of the Code was filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2003. The Code is posted on the Company’s website at www.LawrenceSavings.com. The Company intends to disclose any amendments to the Code by posting such amendments on its website. In addition, any waivers of the Code for Directors or executive officers of the Company will be disclosed in a report on Form 8-K.
OTHER MATTERS
      As of the date of this Proxy Statement, the Board of Directors of the Company knows of no matters to be brought before the Annual Meeting other than those specifically listed in the Notice of Annual Meeting of Stockholders. However, if further business is properly presented, the persons named as proxies in the accompanying proxy will vote such proxy in their discretion in accordance with their best judgment.